Provident Bancorp, Inc. Reports Results  for the March 31, 2023 Quarter

Company Release – 05/01/2023

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended March 31,  2023 of $2.1 million, or $0.13 per diluted share, compared to $2.7 million, or $0.16 per diluted share, for the quarter ended December 31, 2022 and $5.5 million, or $0.32 per diluted share, for the quarter ended March 31, 2022.

In announcing these results, Carol Houle, Co-President and Co-Chief Executive Officer and Chief Financial Officer said, “Heading into the first quarter our primary objective was the development and implementation of a renewed strategic direction. We are pleased that our financial results met our expectations and are proud of the hard work and dedication of our employees in their efforts to achieve our objectives.”

“The high-profile failures of a few large financial institutions had widespread impacts during the first quarter of 2023.  The importance of liquidity, diversification, and deposit insurance was thrust into the spotlight and in response, we took decisive action to reaffirm our secure position in each of these areas and to reassure our customers of the safety of their deposits. We are happy that our institution was able to weather much of the negative fallout and are extremely thankful for the continued support of our customers and communities.” said Joe Reilly, Co-Chief Executive Officer.

Liquidity and Capital Resources

During the first quarter of 2023, failures of two large financial institutions resulted in increased scrutiny on the balance sheets and liquidity positions of financial institutions across the industry. BankProv was well insulated from the fallout that resulted from the market turmoil and did not experience significant deposit outflow. We believe this resulted from the following:

•	The Bank’s deposit and loan portfolios were and continue to be well-diversified;
•	As of March 31, 2023 the Federal Deposit Insurance Fund (“FDIC”) insured 56% of our customers’ deposits and the remaining 44% were insured through the Depositors Insurance Fund (“DIF”);
•

We have access to multiple funding sources and sufficient capacity to borrow, if needed, as of March 31, 2023 between the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston’s borrower-in-custody program, we had the ability to borrow an additional $249.6 million;

•

Our securities portfolio represented only 1.7% of total assets, as of March 31, 2023 and the accumulated other comprehensive loss on the portfolio was $1.6 million, or 0.7% of stockholders’ equity as of that date. Management believes that the unrealized losses on these debt security holdings are a function of changes in investment spreads and interest rate movements and not changes in credit quality. Based on our ability to borrow, cash position and low deposit outflows there is no expected reliance on security sales to meet operational needs.

Income Statement Results

Quarter Ended March 31, 2023 Compared to Quarter Ended December 31, 2022

For the quarter ended March 31, 2023, net interest and dividend income was $15.8 million, which represents a decrease of $2.9 million, or 15.6%, when compared to the quarter ended December 31, 2022. Net interest and dividend income was negatively impacted by an increase in interest expense of $2.5 million, or 111.7%, to $4.8 million compared to $2.3 million for the quarter ended December 31, 2022 as well as a decrease in interest and dividend income of $391,000, or 1.9%, to $20.6 million compared to $21.0 million for the quarter ended December 31, 2022. Interest expense increased primarily due to an increase in the cost of interest-bearing deposits partially offset by a decrease in the average balance of interest-bearing deposits. The cost of interest-bearing deposits increased 111 basis points to 2.03% for the quarter ended March 31, 2023 compared to 0.92% for the quarter ended December 31, 2022, primarily due to rising interest rates and a larger proportion of the portfolio consisting of higher-cost certificates of deposit. The average balance of interest-bearing deposits decreased $15.7 million, or 2.0%, for the quarter ended March 31, 2023, primarily due to decreases in the average balances of NOW, money market and savings accounts, partially offset by an increase in the average balance of certificates of deposit.

Interest and dividend income decreased primarily due to decreases in the average balance of loans of $52.3 million, or 3.6%,  driven by decreases in our digital asset and mortgage warehouse portfolios. Interest and dividend income also decreased due to a decrease in average short-term investments of $8.8 million, or 17.7%. The decreases in the average balances of loans and short-term investments was partially offset by an increase in the yield on interest-earning assets of 12 basis points to 5.63% for the quarter ended March 31, 2023 compared to 5.51% for the quarter ended December 31, 2022, which was primarily driven by rising interest rates and the origination of higher-yielding loans.

Credit loss expense of $1.8 million was recognized for the quarter ended March 31, 2023, and was based on the new expected loss model, compared to a benefit of $992,000 for the quarter ended December 31, 2022, which was based on the incurred loss model. The credit loss expense for the quarter ended March 31, 2023 was primarily driven by the need to replenish the allowance due to net charge-

offs which totaled $3.6 million for the quarter ended March 31, 2023 and were predominantly related to our enterprise value portfolio. The increase in the expense caused by net charge-offs was offset by a credit loss benefit for unfunded commitments due to a decrease in the balance of unfunded commitments during the first quarter of 2023 primarily resulting from the closure of a $36 million digital asset line and the freeze of the availability on an outstanding $35 million digital asset line due to non-compliance. The benefit of $992,000 for the quarter ended December 31, 2022 was based on the incurred loss methodology and was primarily the result of a decrease in loans during the fourth quarter of 2022.

Noninterest income was $1.9 million for the quarters ended March 31, 2023 and December 31, 2022. Other service charges and fees decreased $269,000, or 37.4%, primarily due to decreases in non-recurring prepayment penalties on commercial and commercial real estate loans received during the fourth quarter of 2022. The decrease from other service charges and fees was offset by increases in other income and customer service fees on deposit accounts. Other income increased $243,000 primarily due to gains on sales of other repossessed assets and  a semi-annual commission related to a sold loan. Customer service fees on deposit accounts increased $37,000, or 3.9%, primarily due to fees generated from customer debit card usage.

For the quarter ended March 31, 2023, noninterest expense was $13.2 million, which represents a decrease of $4.0 million, or 23.3%, when compared to the quarter ended December 31, 2022. The decrease was primarily due to decreases in other expense, professional fees, salaries and employee benefits, and deposit insurance. Other expense decreased $1.5 million, or 68.6%, primarily due to a decrease in write-downs on other repossessed assets and the reduction in expenses related to these assets, as well as a reduction in loan servicing fees.  The reduction in write-downs on other repossessed assets and the expenses related to these assets was primarily due to a majority of the remaining repossessed assets, which consisted of cryptocurrency mining rigs, being sold during the first quarter of 2023 at a gain from the December 31, 2022 valuation due to rises in the value of Bitcoin which increased the value of the rigs.  The reduction in loan servicing fees was primarily due to the cessation of servicing fees as a result of the non-performing status of a loan relationship that is serviced by a third party.  Professional fees decreased $1.1 million, or 44.4%, primarily due to decreased legal, audit and compliance costs which were elevated for the quarter ended December 31, 2022 due to services pertaining to the events that led to the losses recorded during 2022. Salaries and employee benefits decreased $1.0 million, or 10.7%, primarily due to a $1.5 million expense in the fourth quarter of 2022 related to the Separation Agreement and Full and Final Release of Claims with our former President and Chief Executive Officer, as reported on  a Current Report on Form 8-K on December 23, 2022. The decrease in deposit insurance of $279,000, or 50.1%, was due to a decrease in the FDIC’s insurance assessment.

Quarter Ended March 31, 2023 Compared to Quarter Ended March 31, 2022

For the quarter ended March 31, 2023, net interest and dividend income was $15.8 million, which represents a decrease of $2.1 million, or 11.8%, from the quarter ended March 31, 2022. The net interest and dividend income for the quarter ended March 31, 2023 was negatively impacted by an increase in interest expense of $4.3 million, or 816.4%, to $4.8 million compared to $525,000 for the quarter ended March 31, 2022, which was offset by an increase in interest and dividend income of $2.1 million, or 11.8%, to $20.6 million for the quarter ended March 31, 2023 compared to $18.5 million for the quarter ended March 31, 2022. Interest expense increased primarily due to rising interest rates and a larger proportion of higher-cost certificates of deposit in the portfolio. Rising interest rates resulted in an increase in the cost of interest-bearing deposits of 180 basis points to 2.03% for the quarter ended March 31, 2023 compared to 0.23% for the quarter ended March 31, 2022. The increase in interest expense was partially offset by a decrease in the average balance of interest-bearing deposits of $31.4 million, or 3.9%.

Interest and dividend income increased primarily due to rising interest rates, which resulted in an increased yield on interest-earning assets. The yield on interest-earning assets increased 114 basis points to 5.63% for the quarter ended March 31, 2023 compared to 4.49% for the quarter ended March 31, 2022. The increased interest and dividend income caused by the increase in yield was partially offset by a decrease in the average balance of interest-earning assets of $178.6 million, or 10.9%. This decrease was primarily due to a decrease in the average balance of short-term investments of $96.0 million, or 70.1%, and a decrease in the average balance of loans of $77.3 million, or 5.3%.

Credit loss expense of $1.8 million was recognized for the quarter ended March 31, 2023 compared to $83,000 for the quarter ended March 31, 2022, which represents an increase of $1.7 million. The credit loss expense for the quarter ended March 31, 2023 was primarily driven by the need to replenish the allowance due to net charge-offs which totaled $3.6 million for the quarter ended March 31, 2023 and were predominantly related to our enterprise value portfolio. The increase in the expense caused by net charge-offs was offset by  a credit loss benefit for unfunded commitments recognized during the quarter ended March 31, 2023 due to a decrease in the balance of unfunded commitments during the first quarter of 2023 primarily resulting from the closure of a $36 million digital asset line and the freeze of the availability on an outstanding $35 million digital asset line due to non-compliance. The $83,000 provision for the quarter ended March 31, 2022 was based on the incurred loss model,  and was primarily the result of growth in the loan portfolio during the first quarter of 2022.

For the quarter ended March 31, 2023, noninterest income was $1.9 million, which represents an increase of $627,000, or 47.5%, when compared to the quarter ended March 31, 2022. The increase was primarily due to increases in customer service fees on deposit accounts and other income. Customer service fees on deposit accounts increased $398,000, or 68.5%, which was primarily attributable to implementation and activity fees charged to Banking as a Service (“BaaS”) and digital asset customers as well as fees generated from cash vault services for our customers who operate Bitcoin ATMs. Other income increased $241,000 primarily due to gains on sales of other repossessed assets and a  semi-annual commission related to a sold loan.

For the quarter ended March 31, 2023, noninterest expense was $13.2 million, which represents an increase of  $2.2 million, or 19.9%, when compared to the quarter ended March 31, 2022.  The increase in noninterest expense was primarily due to increases in salaries and employee benefits and professional fees.  The increase of $1.4 million, or 18.8%, in salary and employee benefits was primarily due to an increase in staff to support the development and implementation of new technologies and products. Professional fees increased $675,000, or 92.7%, primarily due to increased legal fees and audit and compliance costs related to ongoing services pertaining to the events that led to the losses recorded during 2022.

Balance Sheet Results

March 31, 2023 Compared to December 31, 2022

Total assets increased $65.8 million, or 4.0%, to $1.70 billion at March 31, 2023 compared to $1.64 billion at December 31, 2022.  The primary reason for the increase was an increase in cash and cash equivalents, offset by decreases in net loans, and other repossessed assets. Cash and cash equivalents increased $163.5 million, or 202.8%, primarily due to increased deposit balances and a decrease in net loans. Other repossessed assets decreased $6.1 million due to the sale of the remaining cryptocurrency mining rigs that were repossessed during 2022.

Net loans decreased $92.7 million, or 6.5%, and were $1.32 billion at March 31, 2023 compared to $1.42 billion at December 31, 2022.  The decrease was primarily driven by decreases in mortgage warehouse loans of $64.1 million, or 30.1%, commercial loans of $22.6 million, or 10.4%, and digital asset loans of $13.8 million, or 33.8%.  The decrease in our mortgage warehouse loan portfolio was primarily due to decreased usage of the mortgage warehouse lines. The decrease in our commercial loan portfolio was primarily related to payoffs in our traditional in-market loan portfolio. The Bank continues its efforts to wind-down its digital asset lending portfolio. Digital asset loans were $27.0 million as of March 31, 2023 compared to $40.8 million as of December 31, 2022 which represents a decrease $13.8 million, or 33.8%. The decrease in the digital asset loan portfolio was primarily driven by paydowns on outstanding lines of credit as well as the payoff of a $4.8 million loan secured by cryptocurrency mining rigs during the first quarter of 2023.

Total liabilities increased $61.9 million, or 4.3%, to $1.49 billion as of March 31, 2023 compared to $1.43 billion at December 31, 2022, primarily due to an increase in deposits offset by a decrease in short-term borrowings.  Deposits were $1.40 billion as of March 31, 2023 compared to $1.28 billion as of December 31, 2022, which represents an increase of $124.3 million, or 9.7%.  The increase in deposits was primarily related to an increase of $117.0 million in specialty deposits, which were $219.8 million as of March 31, 2023 compared to $102.8 million as of December 31, 2022. Specialty deposits consist of deposits by BaaS and digital asset customers. BaaS deposits totaled $161.7 million as of March 31, 2023 which represents a $116.4 million increase from December 31, 2022, of this balance, the Bank is holding $91.9 million as volatile and holding as cash, as of March 31, 2023. Included in BaaS deposits was $31.0 million related to BaaS customers whose business model focuses on digital assets. Non-BaaS digital asset deposits totaled $58.1 million as of March 31, 2023, which represents a $621,000 increase from December 31, 2022. The increase in deposits was partially offset by a decrease in borrowings of $58.5 million primarily driven by a decrease in overnight borrowings.

As of March 31, 2023, shareholders’ equity was $211.5 million compared to $207.5 million at December 31, 2022,  which represents  an increase of $3.9 million, or 1.9%. The increase was primarily due to net income of $2.1 million. Also contributing to the increase was a one-time, cumulative-effect adjustment for the adoption of CECL which increased retained earnings by $697,000. Shareholders’ equity also increased due to other comprehensive income of $631,000, stock-based compensation expense of $319,000, and employee stock ownership plan shares earned of $187,000.

About Provident Bancorp, Inc.

BankProv, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC),  is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; global and national war and terrorism; trends in interest rates; inflation; potential recessionary conditions; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; real estate values in the market area; loan demand; the adequacy of our allowance for loan losses, changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 617-546-7365

Co-President and Co-Chief Executive Officer,

and Chief Financial Officer

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
	2023	2022
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$27,669	$42,923
Short-term investments	216,509	37,706
Cash and cash equivalents	244,178	80,629
Debt securities available-for-sale (at fair value)	28,744	28,600
Federal Home Loan Bank stock, at cost	3,095	4,266
Loans, net of allowance for credit losses of $24,812 and $28,069 as of March 31, 2023
and December 31, 2022, respectively	1,323,390	1,416,047
Bank owned life insurance	43,881	43,615
Premises and equipment, net	13,439	13,580
Other repossessed assets	—	6,051
Accrued interest receivable	5,836	6,597
Right-of-use assets	3,902	3,942
Deferred tax asset, net	15,692	16,793
Other assets	19,996	16,261
Total assets	$1,702,153	$1,636,381

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$460,836	$520,226
Interest-bearing	943,085	759,356
Total deposits	1,403,921	1,279,582
Borrowings:
Short-term borrowings	50,000	108,500
Long-term borrowings	18,296	18,329
Total borrowings	68,296	126,829
Operating lease liabilities	4,255	4,282
Other liabilities	14,229	18,146
Total liabilities	1,490,701	1,428,839
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,693,818 and 17,669,698 shares issued and outstanding
at March 31, 2023, and December 31, 2022, respectively	177	177
Additional paid-in capital	123,144	122,847
Retained earnings	97,432	94,630
Accumulated other comprehensive loss	(1,569)	(2,200)
Unearned compensation - ESOP	(7,732)	(7,912)
Total shareholders' equity	211,452	207,542
Total liabilities and shareholders' equity	$1,702,153	$1,636,381

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022
Interest and dividend income:
Interest and fees on loans	$20,006	$20,336	$18,212
Interest and dividends on debt securities available-for-sale	238	221	179
Interest on short-term investments	383	461	59
Total interest and dividend income	20,627	21,018	18,450
Interest expense:
Interest on deposits	3,901	1,801	455
Interest on short-term borrowings	824	388	—
Interest on long-term borrowings	86	84	70
Total interest expense	4,811	2,273	525
Net interest and dividend income	15,816	18,745	17,925
Credit loss (benefit) expense - loans	2,935	(970)	83
Credit loss benefit - off-balance sheet credit exposures	(1,156)	(22)	—
Total credit loss (benefit) expense	1,779	(992)	83
Net interest and dividend income after credit loss expense (benefit)	14,037	19,737	17,842
Noninterest income:
Customer service fees on deposit accounts	979	942	581
Service charges and fees - other	451	720	376
Bank owned life insurance income	266	268	256
Gain on loans sold, net	—	—	97
Other income	251	8	10
Total noninterest income	1,947	1,938	1,320
Noninterest expense:
Salaries and employee benefits	8,544	9,573	7,189
Occupancy expense	421	415	439
Equipment expense	144	154	138
Deposit insurance	278	557	151
Data processing	361	348	335
Marketing expense	83	149	127
Professional fees	1,403	2,522	728
Directors' compensation	200	250	254
Software depreciation and implementation	417	431	294
Insurance expense	452	448	447
Service fees	236	243	208
Write down of other assets and receivables	—	—	395
Other	672	2,138	706
Total noninterest expense	13,211	17,228	11,411
Income before income tax expense	2,773	4,447	7,751
Income tax expense	670	1,750	2,226
Net income	$2,103	$2,697	$5,525
Earnings per share:
Basic	$0.13	$0.16	$0.33
Diluted	0.13	$0.16	$0.32
Weighted Average Shares:
Basic	16,530,627	16,496,543	16,517,952
Diluted	16,531,266	16,607,719	17,028,057

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	March 31,			December 31,			March 31,
	2023			2022			2022
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,391,941	$20,006	5.75%	$1,444,239	$20,336	5.63%	$1,469,268	$18,212	4.96%
Short-term investments	40,931	383	3.74%	49,711	461	3.71%	136,954	59	0.17%
Debt securities available-for-sale	28,727	193	2.69%	28,654	198	2.76%	35,820	175	1.95%
Federal Home Loan Bank stock	2,639	45	6.82%	2,718	23	3.38%	785	4	2.04%
Total interest-earning assets	1,464,238	20,627	5.63%	1,525,322	21,018	5.51%	1,642,827	18,450	4.49%
Non-interest earning assets	117,178			120,009			85,542
Total assets	$1,581,416			$1,645,331			$1,728,369
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$142,457	$111	0.31%	$148,358	$64	0.17%	$153,480	$40	0.10%
Money market accounts	313,077	1,913	2.44%	342,228	1,079	1.26%	392,874	250	0.25%
NOW accounts	127,124	146	0.46%	178,834	142	0.32%	192,564	83	0.17%
Certificates of deposit	185,470	1,731	3.73%	114,397	516	1.80%	60,627	82	0.54%
Total interest-bearing deposits	768,128	3,901	2.03%	783,817	1,801	0.92%	799,545	455	0.23%
Borrowings
Short-term borrowings	69,647	824	4.73%	38,901	388	3.99%	—	—	—%
Long-term borrowings	18,307	86	1.88%	16,705	84	2.01%	13,500	70	2.07%
Total borrowings	87,954	910	4.14%	55,606	472	3.40%	13,500	70	2.07%
Total interest-bearing liabilities	856,082	4,811	2.25%	839,423	2,273	1.08%	813,045	525	0.26%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	495,067			580,013			657,784
Other noninterest-bearing liabilities	20,469			17,603			21,064
Total liabilities	1,371,618			1,437,039			1,491,893
Total equity	209,798			208,292			236,476
Total liabilities and
equity	$1,581,416			$1,645,331			$1,728,369
Net interest income		$15,816			$18,745			$17,925
Interest rate spread (3)			3.38%			4.43%			4.23%
Net interest-earning assets (4)	$608,156			$685,899			$829,782
Net interest margin (5)			4.32%			4.92%			4.36%
Average interest-earning assets to interest-bearing liabilities	171.04%			181.71%			202.06%

(1)

Interest earned/paid on loans includes mortgage warehouse loan origination fee income of $262,000,  $205,000, and $342,000 for the three months ended March 31, 2023, December 31, 2022, and March 31,  2022, respectively.

(2)	Includes loans held for sale at March 31, 2022.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Performance Ratios:
Return on average assets (1)	0.53%	0.66%	1.28%
Return on average equity (1)	4.01%	5.18%	9.35%
Interest rate spread (1) (2)	3.39%	4.43%	4.23%
Net interest margin (1) (3)	4.32%	4.92%	4.36%
Non-interest expense to average assets (1)	3.34%	4.19%	2.64%
Efficiency ratio (4)	74.37%	83.30%	59.29%
Average interest-earning assets to
average interest-bearing liabilities	171.04%	181.71%	202.06%
Average equity to average assets	13.27%	12.66%	13.68%

	At	At
	March 31,	December 31,
	2023	2022
Asset Quality
Non-accrual loans:
Commercial real estate	$55	$56
Commercial	193	101
Enterprise value	4,397	92
Digital asset	26,602	26,488
Residential real estate	224	227
Construction and land development	—	—
Consumer	—	—
Mortgage warehouse	—	—
Total non-accrual loans	31,471	26,964
Accruing loans past due 90 days or more	—	—
Other repossessed assets	—	6,051
Total non-performing assets	$31,471	$33,015
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (5)	1.84%	1.94%
Allowance for loan losses as a percent of non-performing loans	78.84%	104.10%
Non-performing loans as a percent of total loans (5)	2.33%	1.87%
Non-performing loans as a percent of total assets	1.85%	1.65%
Non-performing assets as a percent of total assets (6)	1.85%	2.02%
Capital and Share Related
Stockholders' equity to total assets	12.4%	12.7%
Book value per share	$11.95	$11.75
Market value per share	$6.84	$7.28
Shares outstanding	17,693,818	17,669,698

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented at amortized cost (excluding accrued interest).
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and other repossessed assets.

	At		At
	March 31,		December 31,
	2023		2022
(In thousands)	Amount	Percent	Amount	Percent
Commercial real estate	$447,461	33.19%	$453,592	31.41%
Commercial	194,335	14.41%	216,931	15.02%
Enterprise value	437,570	32.46%	438,745	30.38%
Digital asset (1)	26,981	2.00%	40,781	2.82%
Residential real estate	7,661	0.57%	8,165	0.57%
Construction and land development	84,800	6.29%	72,267	5.00%
Consumer	281	0.02%	391	0.03%
Mortgage warehouse	149,113	11.06%	213,244	14.77%
	1,348,202	100.00%	1,444,116	100.00%
Allowance for credit losses - loans	(24,812)		(28,069)
Net loans	$1,323,390		$1,416,047

(1)

Includes $20.9 million and $26.5 million in loans secured by cryptocurrency mining rigs at March 31, 2023 and December 31, 2022, respectively.   The remaining balances consist of digital asset lines of credit.

	At	At
	March 31,	December 31,
(In thousands)	2023	2022
Noninterest-bearing:
Demand	$460,836	$520,226
Interest-bearing:
NOW	122,721	145,533
Regular savings	158,470	141,802
Money market deposits	451,427	318,417
Certificates of deposit:
Certificate accounts of $250,000 or more	17,659	11,449
Certificate accounts less than $250,000	192,808	142,155
Total interest-bearing	943,085	759,356
Total deposits (1)(2)(3)	$1,403,921	$1,279,582

(1)	Includes $161.7 million and $45.3 million in BaaS deposits at March 31, 2023 and December 31, 2022, respectively.
(2)	Includes $58.1 million and $57.5 million in digital asset deposits at March 31, 2023 and December 31, 2022, respectively.
(3)	Of total deposits the FDIC insured approximately 56% and 55% and the remaining 44% and 45% were insured through the DIF, as of March 31, 2023 and December 31, 2022, respectively.